Corporate Capital Trust- 8-K

Exhibit 99.1

News Release

For information contact: Sherry Magee Senior Vice President, Communications CNL Financial Group 407-650-1223

Corporate capital Trust announces new cOO and CFO

-- Steve Shackelford leaves to pursue calling in global ministry --

(ORLANDO, Fla.) Nov. 28, 2016 – After more than 20 years at CNL Financial Group, Steve Shackelford, who currently serves as president and chief financial officer of Corporate Capital Trust and Corporate Capital Trust II, has announced he will be leaving the company at the end of the year to become CEO of Redeemer City to City, a global ministry focusing on training church planters and working with those leaders in starting churches in the world’s largest cities.

The boards of directors of Corporate Capital Trust and Corporate Capital Trust II have both appointed Chirag Bhavsar as their chief operating and chief financial officer. The transition will be effective Jan. 1, 2017.

“I am very grateful for the hard work and dedication Steve Shackelford has shown over the years to launch and grow these funds,” said Thomas K. Sittema, CEO of Corporate Capital Trust and Corporate Capital Trust II.

“It has been a great privilege to work at CNL, and I am grateful for the vast array of experiences I’ve been afforded over my twenty years,” Shackelford added. “It has been a pleasure to lead a talented team of dedicated professionals, and I am confident that Chirag will be an excellent addition to the Corporate Capital Trust and Corporate Capital Trust II teams.”

Bhavsar brings a strong banking and financial background and a deep understanding of debt and capital markets to his new role. For the past 24 years, he has held senior leadership positions with various financial companies —nearly 15 of those years with CNL-affiliated entities. He has served as executive vice president and chief financial officer of three different banks. Bhavsar holds a master’s degree in accounting from the University of Florida.

“Chirag Bhavsar’s deep experience in the financial services and depth of finance and accounting experience will serve our investors well,” Sittema said. “The board agreed that Chirag’s demeanor, leadership capabilities and experience in leading high performance teams make him a great fit for the corporate culture we have created here at CNL.”

During his time with CNL, Shackelford has served as president or CFO of five of its investment funds. Under his leadership, non-traded business development company (BDC) Corporate Capital Trust has grown to be one of the nation’s largest BDCs, with assets of approximately $4.3 billion as of Sept. 30, 2016. Corporate Capital Trust II opened to investors earlier this year.

Redeemer City to City is a leadership development organization founded by Redeemer Presbyterian Church and renowned pastor and author Timothy Keller. Shackelford will oversee the organization’s global outreach, with the goal of establishing more than 1,000 new churches in 75 global cities by 2025.

About Corporate Capital Trust

Corporate Capital Trust is a non-traded business development company that offers individuals an opportunity to invest in privately owned American companies. The company is externally managed by CNL and KKR and its investment objective is to provide shareholders with current income and, to a lesser extent, long-term capital appreciation. The company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit CorporateCapitalTrust.com.

About CNL Financial Group

CNL Financial Group is a private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL Financial Group and/or its affiliates have formed or acquired companies with more than $34 billion in assets. For more information, visit CNL.com.

About KKR

KKR is a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation at the asset level. KKR invests its own capital alongside its partners' capital and brings opportunities to others through its capital markets business. References to KKR's investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR's website at KKR.com and on Twitter @KKR_Co.

A registration statement relating to the common stock of Corporate Capital Trust, Inc. is filed with the Securities and Exchange Commission. The offering of Corporate Capital Trust’s common stock is being made solely by means of a written prospectus, which is available at http://www.sec.gov or may be obtained by calling (866) 650-0650, that contains additional information about Corporate Capital Trust and should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of Corporate Capital Trust carefully before investing. This press release is not an offer to sell and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted. Neither the SEC, the Attorney General of the State of New York nor any other regulatory agency has passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The information in this press release may include "forward-looking statements." These statements are based on the beliefs and assumptions of Corporate Capital Trust’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words "believes," "expects," "intends," "plans," "estimates" or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from Corporate Capital Trust’s expectations include those disclosed in the current prospectus for the public offering of Corporate Capital Trust’s common stock.

Corporate Capital Trust is advised by CNL Fund Advisors Company (CNL) and KKR Credit Advisors (US) LLC (KKR), affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

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